Exhibit 99.1

Press Release:

SYNCHRONOSS TECHNOLOGIES, INC. ANNOUNCES

THIRD QUARTER 2007 FINANCIAL RESULTS

•	Revenue of $34.5 million grew 82% year-over-year

•	Non-GAAP operating income of $10.3 million grew 125% year-over-year and represented a 30% margin

•	Non-GAAP diluted EPS was $0.26, an increase from $0.10 in the same quarter last year

BRIDGEWATER, N.J. – October 25, 2007 – Synchronoss Technologies, Inc. (Nasdaq: SNCR), the premier provider of on-demand transaction management software to Tier One communication service providers, today announced its operating results for the third quarter ended September 30, 2007.

Stephen G. Waldis, President and Chief Executive Officer of Synchronoss, stated, “During the third quarter, our ConvergenceNow™ platform handled record transaction volumes with AT&T.com, in addition our platform has now activated 1.2 million Apple iPhones with outstanding results since the launch of the iPhone this past June. We are also pleased to announce that we have recently entered into an agreement with our fourth major Tier One Cable MSO customer, and we will be launching our ConverenceNow platform throughout Europe.” Waldis added, “Tier One communication service providers across the globe are highly focused on introducing converged service offerings. Synchronoss is increasingly being selected as the transaction management platform of choice as a result of our proven value proposition and industry leading scalability, functionality and domain expertise.”

For the third quarter of 2007, Synchronoss reported net revenue of $34.5 million, representing an increase of 82% on a year-over-year basis and 10% on a sequential basis. Gross profit for the third quarter of 2007 was $18.9 million, including the impact of fair value stock compensation expense, representing a related gross margin of 55%. Synchronoss reported income from operations, in accordance with generally accepted accounting principles (“GAAP”), of $9.6 million, including $743,000 of fair value stock-based compensation expense. Based on an effective tax rate of 24% in the third quarter of 2007, GAAP net income was $8.0 million, leading to GAAP diluted earnings per share of $0.24.

Non-GAAP gross profit for the third quarter of 2007 was $19.0 million, an increase of 84% on a year-over-year basis. The related non-GAAP gross margin for the third quarter of 2007 was 55%, an increase of 60 basis points from the third quarter of 2006 and an increase from the 54% level in the second quarter of 2007. Non-GAAP income from operations, which excludes fair value stock-based compensation expense, was $10.3 million in the third quarter of 2007, representing growth of 125% on a year-over-year basis and a non-GAAP operating margin of 30%. Based on the 24% effective tax rate in the quarter, non-GAAP net income was $8.6 million, leading to non-GAAP diluted earnings per share of $0.26.

During the third quarter of 2007, the company’s GAAP and non-GAAP diluted earnings per share were positively impacted by $0.06 due to a lower than previously expected tax rate. The company now expects its 2007 annual effective tax rate to be approximately 36%, with a longer-term effective tax rate of approximately 39%, down from its previous estimate of 41.6%.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Synchronoss had cash, cash equivalents, and marketable securities of $87.7 million at September 30, 2007, an increase of approximately $10.1 million compared to the end of the previous quarter. The increase in cash was primarily the result of $11.0 million in positive cash flow from operations in the quarter.

Lawrence R. Irving, Chief Financial Officer and Treasurer, stated, “We are pleased with the early market response and related traction that the company has generated relative to our international investments. Our international strategy includes the selection of system integration partners that have detailed knowledge of the back office systems for major European communication service providers, and we believe these partnerships will accelerate time to market and minimize up front capital expenditures for Synchronoss.”

Other Highlights

•	Business related to AT&T was approximately $26.8 million in the third quarter, representing growth of 121% on a year-over-year basis. As a percentage of the company’s total revenue, business related to AT&T was 78% in the third quarter, compared to 81% in the previous quarter.

•	Business outside of the AT&T relationship, which has historically been driven primarily by cable MSO and VoIP pure play customers, generated approximately $8 million in revenue during the third quarter. This represented 22% of total revenue, compared to 19% in the previous quarter.

Conference Call Details

In conjunction with this announcement, Synchronoss will host a conference call on October 25, 2007, at 4:30 p.m. (EST) to discuss the company’s financial results and outlook. To access this call, dial (866) 362-4831 (domestic) or (617) 597-5347 (international). The pass code for the call is 11509109. Additionally, a live web cast of the conference call will be available on the “Investor Relations” page on the company’s web site www.synchronoss.com.

A replay of this conference call will be available at (888) 286-8010 (domestic) or (617) 801-6888 (international). The replay pass code is 90671372. An archived web cast of this conference call will also be available on the “Investor Relations” page of the Company’s web site, www.synchronoss.com.

Non-GAAP Financial Measures

Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP. This information includes historical non-GAAP operating income, net income, effective tax rate, and earnings per share. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’ ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’ industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above exclude fair value stock-based compensation expense for the three and nine months ended September 30, 2007.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.

About Synchronoss Technologies, Inc.

Synchronoss Technologies (NASDAQ: SNCR) is the premier provider of on-demand transaction management software to Tier One communications service providers. Synchronoss enables service providers to drive growth in new and existing markets while delivering an improved customer experience at lower costs. The company’s flagship ActivationNow(R) and ConvergenceNow(TM) software platforms automate, synchronize and simplify electronic service creation and management of advanced wireline, wireless and IP services across existing networks. Tier One Synchronoss clients include AT&T, Cablevision, Clearwire, Comcast, Embarq, Level 3, Time Warner Cable, Verizon Business Solutions, and Vonage. For more information, please visit www.synchronoss.com.

Forward-looking Statements

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Synchronoss’ Registration Statement on Form S-1 and the form of the prospectus contained therein, as amended and the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Synchronoss does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

SYNCHRONOSS TECHNOLOGIES, INC.
BALANCE SHEETS
(in thousands, except per share data)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$82,779	$73,905
Marketable securities	2,010	3,780
Accounts receivable, net of allowance for doubtful accounts of $489 and $171 at September 30, 2007 and December 31, 2006, respectively	25,389	16,917
Prepaid expenses and other assets	2,542	1,653
Deferred tax assets	330	312

Total current assets	113,050	96,567
Marketable securities	2,919	1,267
Property and equipment, net	10,307	5,262
Deferred tax assets	1,641	1,643
Other assets	176	186

Total assets	$128,093	$104,925

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,162	$728
Accrued expenses	8,954	7,807
Short-term portion of equipment loan payable	166	666
Deferred revenues	418	451

Total current liabilities	11,700	9,652
Other liabilities	794	—
Stockholders’ equity:
Common stock, $0.0001 par value; 100,000 shares authorized, 32,585 and 32,250 shares issued; 32,489 and 32,154 outstanding at September 30, 2007 and December 31, 2006, respectively	3	3
Treasury stock, at cost (96 shares at September 30, 2007 and December 31, 2006)	(19)	(19)
Additional paid-in capital	94,020	90,844
Accumulated other comprehensive gain (loss)	6	(6)
Retained earnings	21,589	4,451

Total stockholders’ equity	115,599	95,273

Total liabilities and stockholders’ equity	$128,093	$104,925

SYNCHRONOSS TECHNOLOGIES, INC
STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net revenues	$34,477	$18,909	$87,127	$52,075
Costs and expenses:
Cost of services ($0 and $3,714 were purchased from a related party during the nine months ended September 30, 2007 and 2006, respectively) (1)	15,601	8,685	39,748	27,091
Research and development (1)	2,948	1,924	7,414	5,759
Selling, general and administrative (1)	4,992	3,084	12,862	7,615
Depreciation	1,375	850	3,752	2,389

Total costs and expenses	24,916	14,543	63,776	42,854

Income from operations	9,561	4,366	23,351	9,221
Interest and other income	972	1,080	2,875	1,344
Interest expense	(7)	(24)	(34)	(80)

Income before income tax expense	10,526	5,422	26,192	10,485
Income tax expense	(2,518)	(2,286)	(9,054)	(4,392)

Net income	$8,008	$3,136	$17,138	$6,093

Net income per common share:
Basic	$0.25	$0.10	$0.53	$0.24

Diluted	$0.24	$0.10	$0.51	$0.22

Weighted-average common shares outstanding:
Basic	32,264	31,711	32,161	25,708

Diluted	33,599	32,502	33,370	28,044

(1) Amounts include fair value stock-based compensation as
follows:
Cost of services	$155	$95	$409	$219
Research and development	84	3	130	104
Selling, general and administrative	504	107	1,391	246

Total fair value stock-based compensation expense	$743	$205	$1,930	$569

SYNCHRONOSS TECHNOLOGIES, INC
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$9,561	$4,366	$23,351	$9,221
Add: Fair value stock-based compensation	743	205	1,930	569
Non-GAAP income from operations	$10,304	$4,571	$25,281	$9,790

GAAP net income attributable to common stockholders	$8,008	$3,136	$17,138	$6,093
Add: Fair value stock-based compensation, net of tax	565	119	1,263	331

Non-GAAP net income	$8,573	$3,255	$18,401	$6,424

Diluted non-GAAP net income per share	$0.26	$0.10	$0.55	$0.23

Shares used in per share calculation	33,599	32,502	33,370	28,044

SYNCHRONOSS TECHNOLOGIES, INC.
STATEMENT OF CASH FLOWS
(in thousands)

	Nine Months Ended
	September 30,
	2007	2006
	(Unaudited)
Operating activities:
Net income	$17,138	$6,093
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	3,752	2,389
Deferred income taxes	(16)	2,375
Stock-based compensation	2,083	722
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(8,472)	(3,917)
Prepaid expenses and other current assets	(889)	(482)
Other assets	10	915
Accounts payable	1,434	(257)
Accrued expenses	1,147	387
Other liabilities	794	—
Due to a related party	—	(577)
Deferred revenues	(33)	(269)

Net cash provided by operating activities	16,948	7,379
Investing activities:
Purchases of fixed assets	(8,797)	(3,691)
Purchases of marketable securities available for sale	(3,685)	(1,558)
Sale of marketable securities available for sale	3,815	3,037

Net cash used in investing activities	(8,667)	(2,212)
Financing activities:
Proceeds from the issuance of common stock-related party	—	1,000
Proceeds from the exercise of stock options	1,093	62
Proceeds from the initial public offering, net of offering costs	—	45,557
Proceeds from the exercise of over-allotment option, net of offering costs	—	7,102
Repayments of equipment loan	(500)	(500)

Net cash provided by financing activities	593	53,221

Net increase in cash and cash equivalents	8,874	58,388
Cash and cash equivalents at beginning of year	73,905	8,786

Cash and cash equivalents at end of period	$82,779	$67,174

Contacts:
Investor: Tim Dolan
617-956-6727
investor@synchronoss.com

Media: Stacie Hiras
908-547-1260
stacie.hiras@synchronoss.com

SOURCE: Synchronoss Technologies, Inc. The Synchronoss logo, Synchronoss, ActivationNow and ConvergenceNow are trademarks of Synchronoss Technologies, Inc. All other trademarks are property of their respective owners.